DIRTT Announces Board of Directors Changes

CALGARY, Alberta, July 1, 2024 – DIRTT Environmental Solutions Ltd. (TSX: DRT) (OTC: DRTTF) (“DIRTT”), a global leader in industrialized construction, today announced that its Board of Directors has elected Scott Robinson to serve as Board Chair.

Mr. Robinson has served on the Board since 2022, as Chair of the Audit Committee and member of the Enterprise Risk Management Committee. He assumes the role previously held by Ken Sanders, who is retiring from the DIRTT Board effective June 30, 2024.

“It has been a privilege to serve DIRTT’s shareholders, business partners and other stakeholders alongside my fellow board members and the executive leadership team,” said Mr. Sanders. “I am incredibly proud of the progress made in positioning the company for continued growth and success. Scott Robinson is an amazing leader, and I am thrilled he has agreed to step into the role of Board Chair as DIRTT continues its journey to excellence.”

“On behalf of the Board of Directors and DIRTT leadership team, I would like to thank Ken for his contributions,” said Mr. Robinson. “Ken’s deep industry knowledge stemming from his successful career in architecture has been an asset to the organization. We wish him the best in his future endeavors.”

ABOUT DIRTT

DIRTT is a leader in industrialized construction. DIRTT's system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT's system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT's interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol "DRT".

FOR FURTHER INFORMATION, PLEASE CONTACT

DIRTT Investor Relations at ir@dirtt.com